EXHIBIT 99.1


Silverstar Holdings Announces Acquisition of Strategy First

Transaction Represents a Significant Step Towards Implementing Broader Fee-Based Electronic Online Game Strategy

SILVERSTAR HOLDINGS                 BOCA RATON, FL -- (MARKET WIRE) --
                                    04/22/2005 -- Silverstar Holdings, Ltd.
                                    (NASDAQ: SSTR) announced today that it has acquired Montreal-based Strategy First,
                                    Inc., a leading developer and worldwide
                                    publisher of entertainment software.

This acquisition represents a significant milestone towards implementing Silverstar's strategic plan to acquire, own and operate well-established, fee-based electronic game companies across a broad spectrum of industry segments. Silverstar now operates in the online fee-based sports business through Fantasy Sports, Inc. and in the PC strategy game business through Strategy First.

The acquisition was made through the jurisdiction of the Montreal bankruptcy court. As per the approved plan of arrangement, consideration to creditors consists of approximately $600,000 in cash, the issuance of approximately 400,000 shares of SSTR Common Stock, the assumption of approximately $400,000 in existing bank debt, as well as contingent consideration based on the future profitability of Strategy First.

Clive Kabatznik, CEO of Silverstar Holdings, said, "We are delighted to have completed this transaction. It is a significant event for Silverstar on a number of levels. Firstly, it marks the initial step towards implementing our strategic plan to become an owner and operator of a broad range of fee-based electronic game companies. We strongly believe that the fee-based electronic game industry, and in particular the online element of this industry, is one of today's most exciting business opportunities. The operating leverage provided by the Internet and other distribution platforms provides a compelling business model that, if implemented successfully, can provide excellent shareholder value."

"Secondly, in Strategy First and its management team, we believe we have acquired a well-established, experienced player in the strategy/role playing electronic game segment. Strategy has been in business for over 15 years and has established a reputation among developers, retailers and gamers worldwide as a reputable publisher of quality titles. Additionally, with the consolidation of the electronic game industry, there is a growing need for mid-sized, independent publishers, like Strategy First, who focus on providing titles to market segments that are typically ignored by the industry giants. Prior to its 2004 bankruptcy filing, Strategy operated profitably. We anticipate that with its new streamlined and focused operations, Strategy First will contribute to the growth of Silverstar's shareholder value," Mr. Kabatznik continued.

"Finally, by cost-effectively acquiring Strategy through a bankruptcy restructuring, we now control a company with a clean balance sheet and a refocused business strategy that holds great promise. Post acquisition, Silverstar has in excess of $9 million in financial assets, of which approximately $5 million is cash, with no appreciable debt, at the corporate level. Therefore, as we integrate Strategy First into our operations we will continue to seek additional growth opportunities, both organically and through acquisition, to further implement our strategic plan," Mr. Kabatznik concluded.

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company focusing on acquiring controlling positions in high growth, fee-based businesses that stand to benefit from the economies of scale generated by Internet and other technology-related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee based, NASCAR related and other fantasy sports games, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com


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About Strategy First

Strategy First, Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Founded in 1990, the company has grown rapidly, publishing major games in the industry and simultaneously developing its own in-house titles such as O.R.B. and Disciples II. After winning numerous awards for games such as Disciples: Sacred Lands, Kohan: Immortal Sovereigns, Steel Beasts, Galactic Civilizations, and Jagged Alliance, Strategy First continues to push the gaming envelope with its own groundbreaking titles, while maintaining its reputation as a unique alternative for independent developers seeking to market their games to a worldwide audience. www.strategyfirst.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Clive Kabatznik
Silverstar Holdings
(561) 479-0040
clive@silverstarholdings.com